Exhibit 10.4

Creatd, Inc.

419 Lafayette Street, 6th Floor
New York, NY 10003

October 11, 2023

Re: Settlement of Executive Separation Agreement

Dear Laurie:

In reference to your Executive Separation Agreement (the “Agreement”) that was entered into on September 2, 2022 (the “Effective Date”), by and between Creatd, Inc., a Nevada corporation (the “Company”), and Laurie Weisberg, an individual (“Executive” and together with the Company, the “Parties” and each, a “Party”), the Company proposes the following modifications (the “Amendment”).

Historic Agreement:

Both Parties agree that, per the Agreement, the following economics have been paid by the Company and received by the Executive:

1.	The Company has paid, in full, COBRA benefits for the Executive for 6 months from the date of the Agreement.

2.	In addition, the Company has made the following partial payments to the Executive:

Salary Owed	$475,000.00
Cash Payments
9/16/22	$19,791.66
11/1/22	$10,000
11/16/22	$20,000
12/9/22	$10,000
1/20/23	$10,000
Remaining Owed	$405,208.34

3.	All unvested and/or outstanding stock options held by Executive at the time of separation have vested, excluding the Metric Based Vesting Options, as defined in the Agreement, as the performance metrics were not met.

4.	D&O insurance continues to be in effect, as per the Agreement.

5.	The Company continues to acknowledge a full release of the Executive from Section 5(c)(ii) of the Executive’s original Employment Agreement with the Company.

Amendments:

For good and valuable consideration, the Company and the undersigned Executive signatory hereto agrees to amend the terms of the Agreement.

1.	Additional Payment. The Company shall pay $60,000 directly to the Executive.

2.	Legal Fees. The Company commits to pay directly to the Executive, and shall carry a payable until cashflow allows for payment of, $15,000 towards legal fees.

3.	Consideration for Remaining Balance Due to Executive. The Parties agree that after the payments illustrated above in Amendments-1, the Executive has a remaining Consideration balance of $345,208.34. The Company and the Executive hereby agree to settle that balance for shares of the Company’s common stock (OTCQB: VOCL). The number of shares shall be calculated as $172,604.17 (half of the Consideration balance) divided by the closing price of the Company’s stock on the date of this agreement.

These shares shall be restricted for a period of 1 year, with the exception of any sales made from the Executive’s participation in any 10b5 plan set up by the Company, as a former executive.

4.	Recission of Confession of Judgement. Simultaneously with the execution of this Amendment, the Executive agrees to rescind the Confession of Judgement as granted in the Agreement.

Representations and Covenants: Each of the Parties represent and warrant to the other that they have the capacity and authority to enter into this Agreement and be bound by its terms and that, when executed, this Agreement will constitute a valid and binding agreement of such Party enforceable against such Party in accordance with its terms.

Except as expressly set forth above, all of the terms and conditions of the Purchase Agreement shall continue in full force and effect after the execution of this Amendment and shall not be in any way changed, modified or superseded by the terms set forth herein.

This Amendment may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year last indicated below.

COMPANY:

Creatd, Inc.

By:
Name:	Jeremy Frommer
Title:	CEO

Date:	10/13/23

EXECUTIVE:

Laurie Weisberg, an individual
Date: 10/13/23

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